                                  [LETTERHEAD]

CO-COUNSEL FOR DEBTORS-IN-POSSESSION

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE SOUTHERN DISTRICT OF TEXAS
                                 LAREDO DIVISION

IN RE:                             )
                                   )
MICHAEL PETROLEUM                  )
CORPORATION,                       )   CASE NO. 99-50569-11
MICHAEL PETROLEUM                  )
ALPHA CORPORATION,                 )   CASE NO. 99-50570-11
MICHAEL HOLDINGS, INC.,            )   CASE NO. 99-50571-11
                                   )
         DEBTORS                   )   Jointly Administered under No. 99-50569

                  --------------------------------------------

              DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION
                               DATED JUNE 12, 2000
                  ---------------------------------------------


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                                TABLE OF CONTENTS

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                                                                                                              PAGE
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ARTICLE 1

         DEFINITIONS AND ARTICLES OF CONSTRUCTION.................................................................7
                  1.01     Rules of Interpretation.  .............................................................7
                  1.02     Acquisition Agreement .................................................................7
                  1.03     Administrative Expense Claim ..........................................................7
                  1.04     Allowed ...............................................................................7
                  1.05     Articles of Incorporation .............................................................8
                  1.06     Assets ................................................................................8
                  1.07     Avoiding Powers Causes of Action ......................................................8
                  1.08     Ballots ...............................................................................8
                  1.09     Ballot Return Date ....................................................................8
                  1.10     Bankruptcy Code .......................................................................8
                  1.11     Bankruptcy Court ......................................................................8
                  1.12     Bankruptcy Rules ......................................................................8
                  1.13     Bar Date ..............................................................................8
                  1.14     Bid Protections Order .................................................................8
                  1.15     Business Day ..........................................................................8
                  1.16     Case ..................................................................................8
                  1.17     Cash ..................................................................................8
                  1.18     Causes of Action ......................................................................9
                  1.19     Claim .................................................................................9
                  1.20     Class .................................................................................9
                  1.21     Closing ...............................................................................9
                  1.22     Collateral ............................................................................9
                  1.23     Committee .............................................................................9
                  1.24     Confirmation Date .....................................................................9
                  1.25     Confirmation Hearing ..................................................................9
                  1.26     Confirmation Order ....................................................................9
                  1.27     Credit Facility .......................................................................9
                  1.28     Creditor ..............................................................................9
                  1.29     Cut-Off Date ..........................................................................9
                  1.30     Debtors ...............................................................................9
                  1.31     Debtors' Eligible Accounts ............................................................9
                  1.32     Debtors' Ordinary Course Payables .....................................................9
                  1.33     Disclosure Statement .................................................................10
                  1.34     Disputed Claim .......................................................................10
                  1.35     Effective Date .......................................................................10
                  1.36     Electing Class 4 Creditor ............................................................10
                  1.37     Encumbrance ..........................................................................10
                  1.38     Entity ...............................................................................10
                  1.39     Estate ...............................................................................10
                  1.40     Exempt Tax ...........................................................................10
                  1.41     Guaranty .............................................................................10
                  1.42     Holder ...............................................................................10
                  1.43     Intercompany Claims ..................................................................10
                  1.44     Interest .............................................................................10

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                           1
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                  1.45     Local Rules ..........................................................................10
                  1.46     Marketing Process ....................................................................10
                  1.47     Mineral Activities ...................................................................11
                  1.48     Mineral Contractor ...................................................................11
                  1.49     Mineral Subcontractor ................................................................11
                  1.50     MPAC .................................................................................11
                  1.51     MPA Common Stock .....................................................................11
                  1.52     MPC Common Stock .....................................................................11
                  1.53     MHI Common Stock .....................................................................11
                  1.54     Net Plan Consideration ...............................................................11
                  1.55     Non-Appealable Order .................................................................11
                  1.56     Petition Date ........................................................................11
                  1.57     Plan .................................................................................11
                  1.58     Plan Consideration ...................................................................11
                  1.59     Plan Supplement ......................................................................12
                  1.60     Priority Claim .......................................................................12
                  1.61     Priority Tax Claim ...................................................................12
                  1.62     Private Equity Issue .................................................................12
                  1.63     Pro Rata .............................................................................12
                  1.64     Professionals ........................................................................12
                  1.65     Record Date-Balloting ................................................................12
                  1.66     Record Date-Distributions ............................................................12
                  1.67     Rejection Claim ......................................................................12
                  1.68     Reorganized MPC ......................................................................12
                  1.69     Reorganized MPC Common Stock .........................................................12
                  1.70     Schedules ............................................................................12
                  1.71     Secured Claim ........................................................................12
                  1.72     Senior Notes .........................................................................13
                  1.73     Senior Notes Indenture ...............................................................13
                  1.74     Senior Notes Trustee or Trustee ......................................................13
                  1.75     Shareholder Agreement ................................................................13
                  1.76     Unclaimed Distribution ...............................................................13
                  1.77     Unclassified Claims ..................................................................13
                  1.78     Unliquidated or Contingent Claim .....................................................13
                  1.79     Unsecured Convenience Claim ..........................................................13
                  1.80     Unsecured Claim ......................................................................13
                  1.81     Voting Agreement .....................................................................13
                  1.82     Wayland ..............................................................................13
                  1.83     Working Capital ......................................................................13
                  1.84     Working Capital Amount ...............................................................14
                  1.85     Document References ..................................................................14

ARTICLE 2

         UNCLASSIFIED CLAIMS.....................................................................................14
                  2.01     Administrative Claims.................................................................14
                           (a)      General......................................................................14
                           (b)      Payment of Statutory Fees....................................................14
                  2.02     Bar Date for Administrative Claims....................................................14
                           (a)      General Provisions...........................................................14

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                           2
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                           (b)      Professionals................................................................14
                           (c)      Ordinary Course Liabilities..................................................15
                           (d)      Assumed Contractual Employee Claims..........................................15
                           (e)      Post-Petition Tax Claims.....................................................15
                  2.03     Treatment of Pre-Petition Priority Tax Claims.........................................16

ARTICLE 3

         CLASSIFICATION OF CLAIMS AND INTERESTS/IMPAIRMENT.......................................................16
                  3.01     Class 1 - Allowed Priority Claims.....................................................17
                  3.02     Class 2 - Allowed Secured Claim of Christiania Bank OG
                                     Kreditkasse ASA.............................................................17
                  3.03     Class 3 - Allowed Secured Claims of Mineral Contractors
                                    and Mineral Subcontractors...................................................17
                  3.04     Class 4 - Allowed Unsecured Claims....................................................17
                  3.05     Class 5 - Allowed Unsecured Convenience Claims........................................17
                  3.06     Class 6 - Allowed Interests and Allowed Claims, if Any,
                                    Relating Thereto.............................................................17
                  3.07     Classification Rules..................................................................17

ARTICLE 4

         TREATMENT OF CLASSES UNDER THE PLAN.....................................................................18
                  4.01     Class 1 - Allowed Priority Claims.....................................................18
                  4.02     Class 2 - Allowed Secured Claim of Christiania Bank...................................18
                  4.03     Class 3 - Allowed Secured Claims of Mineral Contractors
                                    and Mineral Subcontractors...................................................18
                  4.04     Class 4 - Allowed Unsecured Claims....................................................18
                  4.05     Class 5 - Allowed Unsecured Convenience Claims........................................19
                  4.06     Class 6 - Allowed Interests and Allowed Claims, if Any, Relating Thereto..............19
                  4.07     Controversy Concerning Impairment.....................................................19

ARTICLE 5

         ACCEPTANCE OR REJECTION OF THE PLAN.....................................................................19
                  5.01     Impaired Classes Entitled To Vote.....................................................19
                  5.02     Acceptance by an Impaired Class of Claims.............................................19
                  5.03     Presumed Acceptance of Plan by Unimpaired Classes.....................................19

ARTICLE 6

         MEANS FOR IMPLEMENTATION OF AND DISTRIBUTIONS UNDER THE PLAN............................................20
                  6.01     Consummation of the Acquisition Agreement.............................................20
                  6.02     Substantial Consummation..............................................................20
                  6.03     Distribution Procedures...............................................................20
                  6.04     Reserve...............................................................................20
                  6.05     Cash Distributions....................................................................21
                  6.06     MPAC Expense Reimbursement............................................................21
                  6.07     Registration Exemption for Reorganized MPC Common Stock...............................21
                  6.08     Charter, By-Laws and Other Corporate Documents........................................21

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                           3
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                  6.09     Corporate Action......................................................................21
                  6.10     Removal of Officers and Directors.....................................................21
                  6.11     Surrender and Cancellation of Securities..............................................22
                           (a)      Surrender and Cancellation of Senior Notes...................................22
                           (b)      Distributions to Holders of Senior Notes.....................................22
                           (c)      Survival of Certain Terms of the Senior Notes Indenture......................22
                  6.12     Unclaimed Distributions to Creditors..................................................22
                           (a)      Non-negotiated Checks and Other Consideration................................22
                           (b)      Distribution of Unclaimed Distributions......................................22
                  6.13     Rounding..............................................................................23
                  6.14     DE MINIMUS Distributions..............................................................23
                  6.15     Treatment of Disputed Claims..........................................................23
                           (a)      Objections to Claims.........................................................23
                           (b)      No Distributions Pending Allowance...........................................23
                           (c)      Distributions After Allowance................................................23
                  6.16     Estimation of Claims..................................................................23
                  6.17     No Multiple Satisfactions.............................................................23

ARTICLE 7

         CONDITIONS PRECEDENT....................................................................................24
                  7.01     Conditions Precedent to Confirmation Date.............................................24
                  7.02     Conditions to Effective Date..........................................................24
                  7.03     Waiver of Conditions..................................................................26

ARTICLE 8

         EXECUTORY CONTRACTS.....................................................................................26
                  8.01     Assumption or Rejection of Executory Contracts and Unexpired Leases...................26
                           (a)      Executory Contracts..........................................................26
                           (b)      Options......................................................................26
                           (c)      Unexpired Leases.............................................................26
                           (d)      Approval of Assumption or Rejection of Leases and Contracts..................27
                           (e)      Bar Date for Filing Proofs of Claim Relating to Executory Contracts
                                    and Unexpired Leases Rejected Pursuant to the Plan...........................27

ARTICLE 9

         EFFECTS OF PLAN UPON CONFIRMATION.......................................................................27
                  9.01     Revesting of Assets...................................................................27
                  9.02     Discharge and Injunction..............................................................27
                  9.03     Retention of Jurisdiction.............................................................27
                  9.04     Subordination Rights..................................................................28
                  9.05     Effectuating Documents; Further Transactions; Timing..................................28
                  9.06     Ratification of Actions Taken.........................................................29
                  9.07     Modification of the Plan..............................................................29

ARTICLE 10

         MANAGEMENT AFTER CONFIRMATION...........................................................................29

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                           4

                  10.01             No Corporate Action Required.................................................29
                  10.02             Powers and Duties of the Debtors.............................................29

ARTICLE 11

         MISCELLANEOUS PROVISIONS................................................................................29
                  11.01             Exemption from Transfer Taxes................................................30
                  11.02             Exculpation..................................................................30
                  11.03             Permanent Injunction.........................................................30
                  11.04             Releases.....................................................................30
                  11.05             Revocation or Withdrawal of the Plan.........................................31
                  11.06             Binding Effect...............................................................31
                  11.07             Construction.................................................................31
                  11.08             Time.........................................................................31
                  11.09             Headings.....................................................................31
                  11.10             Governing Law................................................................31
                  11.11             Existence of Committee.......................................................31
                  11.12             Benefits Programs............................................................31
                  11.13             Retiree Benefits.............................................................31
                  11.14             Payment of Statutory Fees....................................................32
                  11.15             Cramdown.....................................................................32
                  11.16             Execution of Plan Documents..................................................32
                  11.17             Post-Confirmation Fees and Expenses..........................................32
                  11.18             Closing of Case..............................................................32
                  11.19             GReorganization..............................................................32

PLAN EXHIBITS

         Exhibit 1      Acquisition Agreement
         Exhibit 2      Summary of Terms of Shareholders' Agreement
         Exhibit 3      List of Executory Contracts to be Assumed by
                        Reorganized MPC
         Exhibit 4      List of Leases to be Assumed by Reorganized MPC
         Exhibit 5      Articles of Merger
         Exhibit 6      Summary of Terms of Articles of Incorporation and
                        Bylaws of Reorganized MPC
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DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                           5

              DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION
                               DATED JUNE 12, 2000

         Michael Petroleum Corporation ("MPC"), Michael Petroleum Alpha Corporation ("MPA"), and Michael Holdings, Inc. ("MHI") (together, the "Debtors" and each individually a "Debtor") as debtors and debtors-in-possession, propose this Second Amended Joint Plan of Reorganization Dated June 12, 2000 (the "Plan") pursuant to Section 1121(a) of Title 11 of the United States Code (the "Bankruptcy Code") for the resolution of the Debtors' outstanding Creditor Claims and equity Interests. Reference is made to the Debtors' Second Amended Joint Disclosure Statement Dated June 12, 2000 (the "Disclosure Statement") for a discussion of the Debtors' history, businesses, properties, and results of operations, and for a summary of this Plan and certain related matters.

         IN GENERAL, THE PLAN PROVIDES FOR THE ACQUISITION OF ALL THE NEW COMMON STOCK OF REORGANIZED MPC BY MP ACQUISITION COMPANY, LLC ("MPAC"), CERTAIN ELECTING CLASS 4 CREDITORS AND THE CLASS 6C INTEREST HOLDERS, AND THE SATISFACTION OF ALL LIABILITIES OF THE DEBTORS BY REORGANIZED MPC AS MORE SPECIFICALLY SET FORTH HEREIN.

         THE DEBTORS HAVE RECENTLY RECEIVED OTHER BIDS FOR THE ACQUISITION OF THE DEBTORS AND THEIR ASSETS. THESE BIDS ARE SUMMARIZED IN SECTION VI.C.2 AND VI.D. OF THIS DISCLOSURE STATEMENT. THE DEBTORS BELIEVE THAT THE PROPOSALS OF THE OTHER BIDDERS DESCRIBED HEREIN ARE EITHER SUBJECT TO TOO MANY CONTINGENCIES FOR THE DEBTORS TO SUBMIT SUCH PROPOSALS IN THE FORM OF AN ALTERNATIVE PLAN OR WILL NOT RESULT IN GREATER RECOVERIES FOR UNSECURED CREDITORS AND INTEREST HOLDERS THAN THE PROPOSED PLAN.

         THE COURT HAS SET AN AUCTION (THE "AUCTION") FOR 9 O'CLOCK A.M. ON JUNE 30, 2000 AT THE U.S. BANKRUPTCY COURT, 515 RUSK, HOUSTON, TEXAS AT WHICH TIME ANY QUALIFIED BIDDER MAY SEEK TO ACQUIRE THE DEBTORS OR THEIR ASSETS FOR GREATER CONSIDERATION THAN THAT PROPOSED HEREIN. THE CLOSE OF THE JUNE 30, 2000 AUCTION IS THE LAST DATE BY WHICH ANY NON-CONTINGENT BIDS TO ACQUIRE THE DEBTORS OR THEIR ASSETS MUST BE SUBMITTED OR BY WHICH ANY EXISTING BIDS CAN BE MODIFIED. NO PROPOSAL OR AMENDMENT RECEIVED AFTER JUNE 30, 2000 WILL BE CONSIDERED BY THE COURT.

         IN THE EVENT THE AUCTION RESULTS IN ANOTHER APPLICABLE HIGH BIDDER FOR THE DEBTORS OR THEIR ASSETS, THE DEBTORS WILL CONSIDER SUBSTITUTING SUCH HIGH BIDDER FOR MPAC UNDER THE PLAN.

         AS OF JUNE 12, 2000, THE COMMITTEE HAS INDICATED IT DOES NOT SUPPORT THE CURRENT PLAN AND INTENDS TO SUBMIT ITS OWN PLAN AND DISCLOSURE STATEMENT FOR CONSIDERATION BY CREDITORS AND INTEREST HOLDERS.

         All holders of Claims and Interests are encouraged to read the Plan and the Disclosure Statement in their entirety before voting to accept or reject this Plan. No materials, other than the Plan, Disclosure Statement and any exhibits and appendices attached thereto or referenced therein, have been approved by the Debtors for use in soliciting acceptances or rejections of this Plan.

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                          6

                                    ARTICLE 1

                    DEFINITIONS AND ARTICLES OF CONSTRUCTION

         1.01 RULES OF INTERPRETATION. As used herein, the following terms have the respective meanings specified below, and such meanings shall be equally applicable to both the singular and plural forms of the terms defined. The words "herein," "hereof," "hereto," "hereunder" and others of similar import, refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. Captions and headings to articles, sections, and exhibits are inserted for convenience of reference only and are not intended to be part of or to affect the interpretation of the Plan. The rules of construction set forth in Section 102 of the Bankruptcy Code shall apply. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply. Any capitalized term used herein that is not defined herein but is defined in the Bankruptcy Code shall have the meaning ascribed to such term in the Bankruptcy Code. In addition to such other terms as are defined in other sections of the Plan, the following terms (which appear in the Plan as capitalized terms) have the following meanings as used in the Plan.

         1.02 ACQUISITION AGREEMENT means that agreement, substantially in the form attached hereto as EXHIBIT 1, executed by MPAC and the Debtors, which will be approved by the Bankruptcy Court upon Confirmation of this Plan, and pursuant to which MPAC will acquire all of the Reorganized MPC Common Stock not acquired by either the Electing Class 4 Creditors or the Class 6C Interest Holders.

         1.03 ADMINISTRATIVE EXPENSE CLAIM means a Claim for payment of any costs or expenses of administration of the Case incurred after the commencement of the Case allowable under Section 503(b) or 507(a)(1) of the Bankruptcy Code, including: (a) the actual and necessary expenses of preserving any Debtor's estate (including, but not limited to, the fees and expenses required to be paid under the Acquisition Agreement and the Credit Facility documents); (b) the actual and necessary expenses of operating any Debtor's business (such as wages, salaries, or commissions for services rendered, or severance, bonuses or other amounts due and payable to employees of a Debtor pursuant to any Court Order); (c) indebtedness or obligations incurred or assumed by a Debtor in connection with the conduct of its business, the acquisition or lease of property, or the rendition of services to a Debtor; (d) allowances of compensation for legal and other services and reimbursement of expenses awarded pursuant to Sections 330(a), 331, and 503(b) of the Bankruptcy Code; (e) any amounts necessary to cure defaults under assumed leases or executory contracts pursuant to Section 365(b)(1)(A) of the Bankruptcy Code; and (f) all fees or charges assessed against a Debtor's estate under Section 1930, Title 28, United States Code; provided, however, that an Exempt Tax shall not be an Administrative Claim.

         1.04 ALLOWED, when used as an adjective preceding the word "Claim" or "Interest," means any Claim against or Interest in the Debtor: (a) proof or application for allowance of which was (i) filed on or before the date designated by the Bankruptcy Court as the last date for filing a proof of Claim against or proof of Interest in a Debtor, (ii) late filed pursuant to an order of the Bankruptcy Court after notice and a hearing, or (iii) if no proof of Claim or proof of Interest or application for allowance was filed, which Claim or Interest has been or hereafter is listed by the Debtors in the Schedules as liquidated in amount and not disputed or contingent; and (b) which (i) is due and payable and as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules or the Bankruptcy Court, or (ii) as to which any objection has been determined by Non- Appealable Order of the Bankruptcy Court to the extent such objection has been resolved in favor of the Holder of such Claim or Interest.

         1.05 ARTICLES OF INCORPORATION means the Articles of Incorporation of Reorganized MPC, a summary of which is attached hereto as EXHIBIT 6.

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                         7

         1.06 ASSETS means all property of the Debtors' Estates as defined in
Section 541 of the Bankruptcy Code.

         1.07 AVOIDING POWERS CAUSES OF ACTION means the rights and remedies accruing to the Debtors pursuant to Chapter 5 of the Bankruptcy Code, including 11 U.S.C. ss.ss. 544, 545, 547, 548, 549, 550, and 553(b).

         1.08 BALLOTS means the ballots accompanying the Disclosure Statement and the Plan upon which impaired Creditors and certain impaired Interest Holders shall have indicated their acceptance or rejection of the Plan.

         1.09 BALLOT RETURN DATE means 4:00 p.m. Central Daylight Time on     ,
2000, unless and to the extent such Date is extended by the Debtors in accordance with the Disclosure Statement, or by order of the Bankruptcy Court.

         1.10 BANKRUPTCY CODE means the Bankruptcy Reform Act of 1978, as amended from time to time, and as codified in Title 11 of the United States Code.

         1.11 BANKRUPTCY COURT means the United States Bankruptcy Court for the Southern District of Texas, Laredo Division, or any court having competent jurisdiction to hear appeals or certiorari proceedings therefrom, or any successor thereto that may be established by act of Congress or otherwise, and that has competent jurisdiction over the Case.

         1.12 BANKRUPTCY RULES means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Case.

         1.13 BAR DATE is the last date for filing proofs of Claims or Interests as fixed by the Bankruptcy Court.

         1.14 BID PROTECTIONS ORDER means the Agreed Order Granting in Part Motion to Modify Order Granting Motion to Approve Bid Protections in Connection with the Sale of Substantially All of the Debtors' Assets which was entered on April 18, 2000.

         1.15 BUSINESS DAY means any day except Saturday, Sunday, or a "legal holiday," as such term is defined in Bankruptcy Rule 9006(a).

         1.16 CASE means the above-captioned cases under Chapter 11 of the Bankruptcy Code in which MPC, MPA, and MHI are the Debtors.

         1.17 CASH means cash, wire transfer, certified check, cash equivalents, and other readily marketable securities or instruments, and, for purposes of calculating Working Capital, shall have the meaning ascribed to that term under generally accepted accounting principles.

         1.18 CAUSES OF ACTION means all legal and equitable claims, demands, or causes of action held by the Debtors against any entity, including Avoiding Powers Causes of Action.

         1.19 CLAIM shall mean a "claim" as defined by Section 101(5) of the Bankruptcy Code.

         1.20 CLASS means a class of Claims or Interests as classified in the Plan.

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                         8

         1.21 CLOSING means consummation of the transactions contemplated by the Acquisition Agreement and the Plan as described in Section 6.01 herein.

         1.22 COLLATERAL means any Assets of the Estate that secure an Allowed Secured Claim.

         1.23 COMMITTEE means the Official Committee of Unsecured Creditors appointed in the MPC Case pursuant to Section 1102 of the Bankruptcy Code.

         1.24 CONFIRMATION DATE means the date the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

         1.25 CONFIRMATION HEARING means the hearing before the Bankruptcy Court to consider confirmation of the Plan.

         1.26 CONFIRMATION ORDER means an order of the Bankruptcy Court confirming the Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code.

         1.27 CREDIT FACILITY means the $55 million Senior Secured Reducing Revolver Credit Facility to be entered into by Reorganized MPC with Banque Paribas, Bank One and Union Bank of California (collectively, the "New Lenders") on the Effective Date.

         1.28 CREDITOR means a "creditor" as defined by Section 101(10) of the Bankruptcy Code.

         1.29 CUT-OFF DATE means close of business on March 31, 2000.

         1.30 DEBTORS means Michael Petroleum Corporation ("MPC"), Michael Petroleum Alpha Corporation ("MPA"), and Michael Holdings, Inc. ("MHI"), debtors in the above-captioned Chapter 11 cases, and includes MPC, MPA, and MHI as debtors-in-possession.

         1.31 DEBTORS' ELIGIBLE ACCOUNTS means the Debtors' aggregate outstanding accounts receivable on the date in question, excluding accounts which the Debtors deem doubtful of collection. "Accounts receivable" as used herein shall have the meaning ascribed to that term by generally accepted accounting principles.

         1.32 DEBTORS' ORDINARY COURSE PAYABLES means the Debtors' outstanding accounts payable and accrued liabilities on the date in question that have been incurred by the Debtors since the Petition Date in the ordinary course of the Debtors' business (but excluding (i) fees and expenses of Professionals, and (ii) any and all other fees, costs or expenses arising from or in connection with the administration of the Case). "Accounts payable" as used herein shall have the meaning ascribed to that term by generally accepted accounting principles.

         1.33 DISCLOSURE STATEMENT means the written disclosure statement and its appendices, as they may be amended, supplemented, or further modified from time to time, filed by the Debtors with respect to the Plan.

         1.34     DISPUTED CLAIM means a Claim that is not an Allowed Claim.

         1.35 EFFECTIVE DATE means a Business Day determined by the Debtors that is not more than fifteen (15) days after the Confirmation Date, and upon which (a) no stay of the Confirmation Order is in effect, and (b) the conditions to the Effective Date set forth in the Plan have been satisfied or waived. The

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                         9

Debtors shall file a notice of the Effective Date within three (3) days after its occurrence, which notice shall be served upon all parties-in-interest and other Persons required to receive notice under the Bankruptcy Code and Bankruptcy Rules. It is anticipated that the transactions contemplated by the Acquisition Agreement will close on the Effective Date.

         1.36 ELECTING CLASS 4 CREDITOR means any Class 4 Creditor electing to take its distribution under the Plan in the form of Reorganized MPC Common Stock.

         1.37 ENCUMBRANCE means, with respect to any interest in property, any valid mortgage lien, pledge, charge, security interest, or encumbrance of any kind whatsoever affecting such interest in property.

         1.38 ENTITY means an "entity" as defined by Section 101(15) of the Bankruptcy Code.

         1.39 ESTATE means the estate created upon the commencement of each Case as to each Debtor by Section 541 of the Bankruptcy Code.

         1.40 EXEMPT TAX means any stamp, recording, or similar tax or charge (including any penalties, interest, or additions thereto) within the meaning of Section 1146(c) of the Bankruptcy Code that may be imposed by the laws of any state upon the transactions contemplated under, or necessary for the success of, the Plan, including any mortgage recording, securities transfer, deed transfer, documentary transfer, or gains taxes.

         1.41 GUARANTY means the guaranty by MPA of the Senior Notes, as more particularly described in the definition of "Senior Notes Indenture."

         1.42 HOLDER means any entity holding a Claim or Interest, and includes the beneficial Holder of such Claim or Interest.

         1.43 INTERCOMPANY CLAIMS means any indebtedness owed by any one Debtor to another Debtor or Debtors.

         1.44 INTEREST means any and all rights arising out of the ownership of the MPC, MPA and MPH Common Stock, and all rights arising out of contracts, options, or warrants to purchase or sell such Common Stock.

         1.45 LOCAL RULES means the Local Bankruptcy Rules of the Southern District of Texas, as applicable to the Case.

         1.46 MARKETING PROCESS means the marketing process for the sale of the Assets, as more specifically set forth in Exhibit A to the Voting Agreement.

         1.47 MINERAL ACTIVITIES means digging, drilling, torpedoing, operating, completing, maintaining, or repairing an oil, gas, or water well, an oil or gas pipeline, or a mine or quarry.

         1.48 MINERAL CONTRACTOR means a person who performed labor or furnished or hauled material, machinery, or supplies used in Mineral Activities under an express or implied contract with the Debtors or with a trustee, agent, or receiver of the Debtors.

         1.49 MINERAL SUBCONTRACTOR means a person who: (a) furnished or hauled material, machinery, or supplies used in Mineral Activities under contract with a Mineral Contractor or with a Subcontractor; (b)

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                        10
performed labor used in Mineral Activities under contract with a Mineral Contractor; or (c) performed labor used in Mineral Activities as an artisan or day laborer employed by a Subcontractor.

         1.50 MPAC means MP Acquisition Company, LLC, a Texas limited liability company whose membership interests will be owned by El Paso Energy Corporation or its designee.

         1.51 MPA COMMON STOCK shall mean the common stock of MPA issued and outstanding prior to the Petition Date, and includes any options or warrants with the right to acquire MPA Common Stock.

         1.52 MPC COMMON STOCK shall mean the common stock of MPC issued and outstanding prior to the Petition Date, and includes any options or warrants with the right to acquire MPC Common Stock.

         1.53 MHI COMMON STOCK shall mean the common stock of MHI issued and outstanding prior to the Petition Date, and includes any options or warrants with the right to acquire MHI Common Stock.

         1.54 NET PLAN CONSIDERATION means (a) the sum of (i) $57 million, that being the proceeds of Private Equity Issue, (ii) $50 million, that being the proceeds of the Credit Facility net of the $5 million availability reserve and (iii) the Working Capital Amount, (b) less payments made to Holders of Unclassified Claims and Holders of Claims in Classes 1, 2, 3 and 5 under the Plan, other than Administrative Expense Claims which are the Debtors' Ordinary Course Payables.

         1.55 NON-APPEALABLE ORDER means a final order or judgment of the Bankruptcy Court or other court of competent jurisdiction, as entered on the docket of such court, that has not been reversed or stayed, and as to which:
(a) the time to appeal or petition for certiorari has expired and no timely filed appeal or petition for certiorari is pending, or (b) any appeal taken or petition for certiorari filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

         1.56 PETITION DATE means December 10, 1999, the date of filing of the voluntary petitions for relief commencing the Case.

         1.57 PLAN means this Plan of Reorganization, as may be amended from time to time, proposed by the Debtors. Any appendices or supplements to the Plan are incorporated into and made a part hereof as if fully set forth herein.

         1.58 PLAN CONSIDERATION means the sum of (i) $57 million, that being the proceeds of Private Equity Issue, (ii) $50 million, that being the proceeds of the Credit Facility net of the $5 million availability reserve,
(iii) the Working Capital Amount and (iv) the Debtors' Ordinary Course Payables from and after the Cut-Off Date.

         1.59 PLAN SUPPLEMENT means the appendix to the Plan containing any exhibits to the Plan not attached at the time of filing and any other documents referenced in the Plan. The Plan Supplement will be filed by the Debtors no later than seven (7) days prior to the Confirmation Hearing.

         1.60 PRIORITY CLAIM means any Claim to the extent entitled to priority in payment under Section 507(a)(2)-(7) or (9) of the Bankruptcy Code.

         1.61 PRIORITY TAX CLAIM means any Claim to the extent entitled to priority in payment under Section 507(a)(8) of the Bankruptcy Code.

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                        11

         1.62 PRIVATE EQUITY ISSUE means the $57 million common stock offering of Reorganized MPC.

         1.63 PRO RATA means proportionately; to divide or apportion according to a certain percentage of the part to the whole. With respect to an Allowed Claim or Allowed Interest, PRO RATA means the ratio of (a)(1) the amount of payments or other property distributed on account of a particular Allowed Claim or Allowed Interest to (2) the amount of the Allowed Claim or Allowed Interest, is the same as the ratio of (b)(1) the amount of payments or other property distributed on account of all Allowed Claims or Allowed Interests which are entitled to receive such payments or other property to
(2) the amount of all Allowed Claims or Allowed Interests which are entitled to receive such payments or other property.

         1.64 PROFESSIONALS means Entities whose Administrative Claims must be Allowed by Non- Appealable Order of the Bankruptcy Court under the Bankruptcy Code prior to payment.

         1.65 RECORD DATE-BALLOTING means close of business on the date fixed by the Court or designated by the Debtors on which Creditors entitled to vote on the Plan are determined by their record ownership of Claims, which date, unless otherwise directed by the Court, shall be the date the Court enters an order approving the Disclosure Statement.

         1.66 RECORD DATE-DISTRIBUTIONS means close of business on the date fixed by the Court or designated by the Debtors on which Creditors entitled to receive Distributions under the Plan are determined, which date, unless otherwise directed by the Court, shall be the date the Court enters the Confirmation Order.

         1.67 REJECTION CLAIM means a Claim resulting from the rejection of an unexpired lease or executory contract by a Debtor, including any employment contract.

         1.68 REORGANIZED MPC means MPC as reorganized on the Effective Date after the substantive consolidation and merger of the Debtors.

         1.69 REORGANIZED MPC COMMON STOCK means the common stock of Reorganized MPC.

         1.70 SCHEDULES means, as amended, the schedules of assets and liabilities, schedule of current income and expenditures, schedule of executory contracts and unexpired leases, and statement of financial affairs, filed by the Debtors in accordance with the Bankruptcy Rules.

         1.71 SECURED CLAIM means a Claim against the Debtors which is deemed by the Bankruptcy Code to have arisen prior to the Petition Date and which is
(i) secured by an Encumbrance on Collateral, or (ii) subject to setoff under
Section 553 of the Bankruptcy Code, but only to the extent of the value of the Collateral, or to the extent of the amount subject to setoff, determined in accordance with Section 506(a) of the Bankruptcy Code, as modified by
Section 1111(b) of the Bankruptcy Code.

         1.72 SENIOR NOTES means the 11.50% Senior Notes due April 1, 2005 issued by MPC pursuant to the Senior Notes Indenture and guaranteed by MPA.

         1.73 SENIOR NOTES INDENTURE means that certain Indenture dated as of April 2, 1998 by and between MPC, as Issuer, and State Street Bank and Trust Company ("State Street"), as Trustee, pursuant to which the Senior Notes were issued, as modified by that certain First Supplemental Indenture dated as of October 1, 1998 among MPC, as Issuer, MPA, as New Subsidiary, and State Street, as Trustee, as further modified by that certain Second Supplemental Indenture dated as of October 7, 1999 among MPC, as Issuer, Gas Naturale de Miguel, Inc., as New Subsidiary, and State Street, as Trustee.

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                        12

         1.74 SENIOR NOTES TRUSTEE or TRUSTEE means State Street or other Entity that, as of the Effective Date, serves as trustee under the Senior Notes Indenture.

         1.75 SHAREHOLDERS' AGREEMENT means the agreement to be entered into between MPAC and Wayland containing terms and conditions substantially similar to those set out in the summary attached as EXHIBIT 2 hereto.

         1.76 UNCLAIMED DISTRIBUTION means, in respect of any Class of Claims, all Cash or other property deemed to be "Unclaimed Distributions" pursuant to Section 6.12 of the Plan.

         1.77 UNCLASSIFIED CLAIMS means Administrative Claims and Tax Claims which, pursuant to Section 1123(a)(1) of the Bankruptcy Code, are not required to be classified.

         1.78 UNLIQUIDATED OR CONTINGENT CLAIM means any Claim, the amount of which is undetermined or the liability for which is not proven or is contingent, as reflected in either the Schedules or the Proof of Claim filed by any Creditor.

         1.79 UNSECURED CONVENIENCE CLAIM means any Unsecured Claim against the Debtors, other than the Claims of any Holders of Senior Notes, which is either (i) $15,000 or less in amount or (ii) in excess of $15,000, but whose Holder elects to accept $15,000 Cash in full satisfaction of such Claim.

         1.80 UNSECURED CLAIM means any Claim against the Debtors that arose or that is deemed by the Bankruptcy Code to have arisen prior to the Petition Date, including, but not limited to, trade claims and Rejection Claims, and that is not a Claim or an Interest expressly classified in any other Class.

         1.81 VOTING AGREEMENT means that certain Voting Agreement entered into as of December 8, 1999 by and between MPC, MPH, MPA, Gas Naturale de Miguel, Inc., and approximately 66% of the Senior Note Holders, establishing the Marketing Process and the treatment under a possible plan of certain Holders of Claims and Interests.

         1.82 WAYLAND means Wayland Investment Fund, L.L.C., a Holder of Senior Notes.

         1.83 WORKING CAPITAL means either on the Cut-Off Date or the Effective Date, respectively, the numerical result of the following:

                  (a) the amount of the Debtors' Cash at the close of business (excluding any Cash obtained from the Private Equity Issue or from loans under the Credit Facility), plus

                  (b)      the amount of the Debtors' Eligible Accounts, plus

                  (c)      the amount of the Debtors' pre-paid insurance, minus

                  (d)      the amount of the Debtors' Ordinary Course Payables.

         1.84 WORKING CAPITAL AMOUNT means the lesser of (i) the Working Capital of the Debtors as of the Cut-Off Date and (ii) the Working Capital of the Debtors as of the Effective Date minus $3.515 million.

         1.85 DOCUMENT REFERENCES. All references to documents shall include all addenda, exhibits, and schedules attached thereto or referred to therein.

                                    ARTICLE 2

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                        13

                               UNCLASSIFIED CLAIMS

         In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Tax Claims have not been classified.

         2.01     ADMINISTRATIVE CLAIMS.

                  (a) GENERAL. Subject to the bar date provisions herein, unless otherwise agreed to by the parties, each holder of an Allowed Administrative Claim shall receive Cash equal to the unpaid portion of such Allowed Administrative Claim on the later of
                  (i) the Effective Date or as soon as practicable thereafter,
                  (ii) the date on which such Claim becomes an Allowed Administrative Claim and (iii) such other date as is mutually agreed upon by the Reorganized MPC and the holder of such Claim; PROVIDED, HOWEVER, that Administrative Claims that represent liabilities incurred by the Debtors in the ordinary course of their respective businesses during the Case shall be paid by the Reorganized MPC in the ordinary course of their respective businesses and in accordance with any terms and conditions of any agreements relating thereto.

                  (b) PAYMENT OF STATUTORY FEES. All fees payable pursuant to 28 U.S.C. ss. 1930 shall be paid in Cash equal to the amount of such Administrative Claim when due.

         2.02     BAR DATE FOR ADMINISTRATIVE CLAIMS.

                  (a) GENERAL PROVISIONS. Except as otherwise provided in the Plan, requests for payment of Administrative Claims must be filed no later than forty-five (45) days after the Effective Date. Holders of Administrative Claims (including, without limitation, professionals requesting compensation or reimbursement of expenses and the holders of any Claims for federal, state or local taxes) that are required to file a request for payment of such Claims and that do not file such requests by the applicable bar date shall be forever barred from asserting such Claims against the Debtors, the Reorganized MPC, any of their affiliates, any of their successors or assignees, or any of their respective properties.

                  (b) PROFESSIONALS. All Professionals requesting compensation or reimbursement of expenses pursuant to Sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered before the Effective Date (including, without limitation, any compensation requested by any Professional or any other entity for making a substantial contribution in the Reorganization Case) shall, on the Effective Date, provide a good faith estimate of the fees and expenses incurred up until the Effective Date, plus an estimate of such post-Closing fees and expenses which are expected to be incurred, including but not limited to the preparation and prosecution of fee applications. Professionals will be bound by the amount of their good faith estimates, which sums shall be included in the Reserve; provided however, to the extent that the Allowed amount of any Professional's fees and expenses exceeds its respective estimate (the "Excess Amount"), such Excess Amount will only be paid from the amount remaining in the Reserve, if any, after all Claims for which a Reserve is established under
                  Section 6.04 have been Allowed and paid in full or disallowed. Reorganized MPC will not be liable for any amount of Professional fees and expenses in excess of the good faith estimates included in the Reserve, except as otherwise set forth herein or expressly agreed between any Professional and Reorganized MPC. Such Professionals shall file and serve on the Debtors, the Creditors' Committee and the United

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                        14

                  States Trustee for the Southern District of Texas an application for final allowance of compensation and reimbursement of expenses no later than forty-five (45) days after the Effective Date. Objections to timely-filed applications of Professionals for compensation or reimbursement of expenses must be filed and served on the Debtors and the Professionals to whose application the objections are addressed no later than seventy (70) days after the Effective Date. In the event the Allowed amount of any Professional's fees and expenses exceeds such Professional's good faith estimate, then to the extent funds are available in the Reserve after all Claims for which a Reserve is established have been either Allowed and paid in full or disallowed, each such Professional may be paid the excess from the balance of the Reserve, PRO RATA if necessary and to the extent funds are available. Any Professional fees and reimbursements of expenses incurred by the Reorganized MPC or the Creditors' Committee (or any successor thereto) subsequent to the Effective Date will be paid by Reorganized MPC without application to the Bankruptcy Court.

                  (c) ORDINARY COURSE LIABILITIES. Holders of Administrative Claims based on liabilities incurred in the ordinary course of the Debtors' respective businesses (other than Claims of governmental units for taxes or Claims and/or penalties related to such taxes) shall not be required to file any request for payment of such Claims. Such Administrative Claims shall be assumed and paid by the Reorganized MPC in the ordinary course of their respective businesses and according to the ordinary and customary business terms and conditions of the particular transaction giving rise to such Administrative Claim without the need for any further action by the holders of such Claims.

                  (d) ASSUMED CONTRACTUAL EMPLOYEE CLAIMS. Holders of Claims under employment contracts approved by the Court or assumed in the Plan shall not be required to file any request for payment of such Claims and such Claims shall be paid in accordance with the terms of such contract.

                  (e) POST-PETITION TAX CLAIMS. All requests for payment of Administrative Claims by a governmental unit and all Tax Claims (including interest and/or penalties relating to such Tax Claim) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date ("Post-Petition Tax Claims") and for which no bar date has otherwise been previously established, must be filed on or before the later of (a) 45 days following the Effective Date; or (b) subject to Section 505(b) of the Bankruptcy Code, 60 days following the filing with the applicable governmental unit of the tax return for such taxes. Any holder of any Post-Petition Tax Claim that is required to file a request for payment of such taxes, penalties, or interest and does not file such a request by the applicable bar date shall be forever barred from asserting any such Post-Petition Tax Claim against any of the Debtors, the Reorganized MPC, any of their successors or assignees, and any of their affiliates or their respective properties, whether any such Post-Petition Tax Claim is deemed to arise prior to, on, or subsequent to the Effective Date. To the extent that the holder of a Tax Claim holds a lien to secure its Claim under applicable state law, such lien shall remain in place and be unaffected by Confirmation of the Plan.

         2.03 TREATMENT OF PRE-PETITION PRIORITY TAX CLAIMS. Each holder of an Allowed Pre-Petition Tax Claim shall, at the election of the Debtor that is liable with respect to such Allowed Pre-Petition Tax Claim, EITHER (a) be paid in Cash in full on the latest of: (i) the Effective Date or the first practicable date thereafter, (ii) 30 calendar days after the date on which an Order allowing such Claim becomes a Non-Appealable Order, (iii) the last day the taxes may be paid under applicable law without incurring penalties

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                        15
or interest, or (iv) such other time or times as may be agreed to by the holder of such Claim and the Debtor responsible for payment of such Claim OR
(b) with respect to a Claim of the kind specified in Section 507(a)(8) of the Bankruptcy Code, receive on account of such Claim deferred quarterly Cash payments, over a period not exceeding six years after the date of assessment of such Claim, of a value, as of the Effective Date, equal to the Allowed amount of such Claim. To the extent that the holder of a Priority Tax Claim holds a lien to secure its Claim under applicable state law, such lien shall remain in place and be unaffected by Confirmation of the Plan. In the event Reorganized MPC opts to pay a Priority Tax Claim over six years, interest will be paid on such Claim at the statutory rate applicable to such Priority Tax Claim by Reorganized MPC.

                                    ARTICLE 3

                CLASSIFICATION OF CLAIMS AND INTERESTS/IMPAIRMENT

         THIS PLAN SUBSTANTIVELY CONSOLIDATES THE CLAIMS AGAINST THE DEBTORS AND THEIR TREATMENT. SUBSTANTIVE CONSOLIDATION FOR PLAN PURPOSES IS APPROPRIATE IN THIS CASE BECAUSE (i) MHI HAS NO CREDITORS BUT IS THE OWNER OF 100% OF THE COMMON STOCK OF MPC WHICH IS THE ONLY OPERATING ENTITY; (ii) MPA'S ONLY CREDITOR IS THE SENIOR NOTES TRUSTEE, WHOSE CLAIM AGAINST MPA ARISES OUT OF THE GUARANTY; (iii) THERE IS A SUBSTANTIAL UNITY OF INTEREST AND MANAGEMENT AMONG THE DEBTORS; (iv) ABSENT SUBSTANTIVE CONSOLIDATION, AN INORDINATE AMOUNT OF TIME AND MONEY WILL NECESSARILY BE SPENT APPORTIONING THE ASSETS OF THE RESPECTIVE DEBTORS' ESTATES, RESULTING IN BOTH DELAY IN DISTRIBUTION TO CREDITORS AND A DECREASE IN AMOUNT OF DISTRIBUTION; AND (v) NO PARTY WILL BE HARMED BY SUCH SUBSTANTIVE CONSOLIDATION. THIS PLAN SHALL SERVE AS A REQUEST BY THE DEBTORS, IN LIEU OF A SEPARATE MOTION, THAT THE COURT GRANT SUBSTANTIVE CONSOLIDATION OF THE DEBTORS' ESTATES.

         THEREFORE, FOR PLAN PURPOSES, AS A RESULT OF SUBSTANTIVE CONSOLIDATION, (i) INTERCOMPANY CLAIMS WILL BE EXTINGUISHED; (ii) THE DEBTORS' ASSETS (INCLUDING PROCEEDS) AND LIABILITIES WILL BE TREATED AS THOUGH THE DEBTORS WERE MERGED; (iii) ANY OBLIGATION OF ANY DEBTOR RELATED TO ANY CLAIM AND ANY GUARANTIES RELATED THERETO EXECUTED BY ONE OR MORE OF THE DEBTORS WILL BE DEEMED TO BE ONE OBLIGATION OF THE CONSOLIDATED ENTITIES IN AN AMOUNT EQUAL TO THE AMOUNT OF THE PRIMARY OBLIGOR'S INDEBTEDNESS; AND (iv) PROOFS OF ANY CLAIM FILED OR DEEMED FILED IN CONNECTION WITH ANY SUCH OBLIGATION OR GUARANTY WILL BE DEEMED TO BE A PROOF OF ONE CLAIM AGAINST THE CONSOLIDATED ENTITY IN AN AMOUNT EQUAL TO THE AMOUNT OF THE PRIMARY OBLIGOR'S INDEBTEDNESS. MOREOVER, FOR PLAN PURPOSES, THE DEBTORS WILL BE CONSIDERED TO BE ONE CONSOLIDATED ENTITY. ANY REFERENCE IN THIS PLAN TO A CLAIM AGAINST A PARTICULAR DEBTOR IS FOR EASE OF REFERENCE ONLY AND SHALL BE TREATED AS NOTED IN THIS PARAGRAPH AND THE PRECEDING PARAGRAPH.

         3.01 CLASS 1 - ALLOWED PRIORITY CLAIMS. Class 1 consists of all Allowed Priority Claims against the Debtors. Class 1 is not impaired.

         3.02 CLASS 2 - ALLOWED SECURED CLAIM OF CHRISTIANIA BANK OG KREDITKASSE ASA. Class 2 consists of the Allowed Secured Claim of Christiania Bank OG Kreditkasse ASA ("Christiania Bank") against MPC arising from that certain Credit Agreement dated May 15, 1998 among MPC, as Borrower, Christiania Bank, as Administrative Agent, and the Lenders named therein, as modified by that certain First Amendment to Credit Agreement dated March 29, 1999 among MPC, as borrower, Christiania Bank, as Administrative Agent, and the Lenders named therein, as modified again by that certain Second Amendment to Credit Agreement dated August 1, 1999 among MPC, as borrower, Christiania Bank, as Administrative Agent, and the Lenders named therein. The Debtors believe the Claim of Christiania is fully secured. Class 2 is not impaired.

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                        16

         3.03 CLASS 3 - ALLOWED SECURED CLAIMS OF MINERAL CONTRACTORS AND MINERAL SUBCONTRACTORS. Class 3 consists of the Allowed Secured Claims of Mineral Contractors and Mineral Subcontractors against MPC. Class 3 is not impaired.

         3.04 CLASS 4 - ALLOWED UNSECURED CLAIMS. Class 4 consists of all Allowed Unsecured Claims, including but not limited to (a) the Allowed Unsecured Claims of the Holders of Senior Notes against MPC and MPA, (b) the Allowed Unsecured Claim, if any, of Enron Capital & Trade Resources Corp. ("Enron") arising from the termination of (i) that certain Confirmation of an Option (Corridor) dated May 28, 1999 by and between MPC and Enron; and (ii) that certain Confirmation of an Option (Collar) dated November 6, 1998 by and between MPC and Enron (together, the "Enron Swaps"), (c) Rejection Claims and
(d) any Allowed Unsecured Claim of Mineral Contractors and Mineral Subcontractors who are either not perfected or undersecured. Class 4 is impaired.

         3.05 CLASS 5 - ALLOWED UNSECURED CONVENIENCE CLAIMS. Class 5 consists of all Allowed Unsecured Claims against the Debtors, other than the Claims of any Holders of Senior Notes, that are either (i) owed $15,000 or less in amount or (ii) Classified in Class 4 and owed in excess of $15,000, but who elect to accept $15,000 Cash in full satisfaction of their Claims. Class 5 is impaired.

         3.06 CLASS 6 - ALLOWED INTERESTS AND ALLOWED CLAIMS, IF ANY, RELATING THERETO. Class 6 consists of all Interests in the Debtors and any Allowed Claims relating thereto. Class 6 is impaired.

           (a)    Class 6A consists of the Holder of the MPC Common Stock.
           (b)    Class 6B consists of the Holder of the MPA Common Stock.
           (c)    Class 6C consists of the Holders of the MHI Common Stock.

         3.07 CLASSIFICATION RULES. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied before the Effective Date; a Claim or Interest which is not an Allowed Claim or Interest is not in any Class. Notwithstanding anything to the contrary contained in this Plan, no distribution shall be made on account of any Claim or Interest to which an objection has been interposed or with regard to which the Debtors anticipate interposing a timely objection unless and until the Claim or Interest becomes an Allowed Claim or Allowed Interest. A claim is in a particular Class only to the extent that the Claim qualifies within the description of Claims of that Class, and such Claim is in a different Class to the extent that the remainder of the Claim qualifies within the description of the different Class. Pursuant to Section 1123(a)(4) of the Bankruptcy Code, all Allowed Claims of a particular Class shall receive the same treatment unless the Holder of a particular Allowed Claim agrees to a less favorable treatment for such Allowed Claim. For purposes of the Plan, and pursuant to Section 510(a) of the Bankruptcy Code, the Plan shall give effect to subordination agreements that are enforceable under applicable nonbankruptcy law, except to the extent the beneficiary or beneficiaries thereof agree to less favorable treatment. The Plan shall also give effect to the subordination rules of Sections 510(b) and (c) of the Bankruptcy Code. The inclusion of a Creditor by name in any Class is for purposes of general description only, and includes all Entities claiming as beneficial interest holders, assignees, heirs, devisees, transferees, or successors in interest of any kind of the Creditor named.

                                    ARTICLE 4

                       TREATMENT OF CLASSES UNDER THE PLAN

         4.01 CLASS 1 - ALLOWED PRIORITY CLAIMS. Each holder of an Allowed Priority Claim against the Debtors shall be paid the Allowed amount of such Claim, including all applicable interest and other charges

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                        17
to which the Holder of such Allowed Priority Claim may be entitled under applicable law or contract, to the extent permitted under the applicable provision of Section 507(a) of the Bankruptcy Code, in Cash, on the later of:
(a) the Effective Date (or as soon thereafter as is practicable) and (b) the first Business Day after such Claim becomes an Allowed Claim (or as soon thereafter as is practicable).

         4.02 CLASS 2 - ALLOWED SECURED CLAIM OF CHRISTIANIA BANK. Christiania Bank shall be paid the Allowed Amount of its Secured Claim in Cash in full satisfaction and discharge of its lien on the Effective Date (or as soon thereafter as is practicable).

         4.03 CLASS 3 - ALLOWED SECURED CLAIMS OF MINERAL CONTRACTORS AND MINERAL SUBCONTRACTORS. Each Mineral Contractor and Mineral Subcontractor with a valid and properly perfected pre-petition lien on any Assets of the Debtors shall be paid in full in Cash the Allowed Amount of its Secured Claim in full satisfaction and discharge of its lien on the Effective Date (or as soon thereafter as is practicable). The Allowed Amount of such Mineral Contractor or Mineral Subcontractor's Secured Claim shall be determined by the value of the Assets of the Debtors to which such lien attaches. To the extent the amount of any Mineral Contractor or Mineral Subcontractor's Claim exceeds the value of the Assets to which such lien attaches, such Mineral Contractor or Mineral Subcontractor will have a Class 4 or Class 5 Claim, as applicable or elected, for the amount of the deficiency. Any Mineral Contractor or Mineral Subcontractor that does not hold a valid and properly perfected pre-petition lien on any Assets of the Debtors will be treated as a Class 4 or 5 Creditor, as applicable or elected.

         4.04 CLASS 4 - ALLOWED UNSECURED CLAIMS. Each Holder of an Allowed Unsecured Claim shall be paid its PRO RATA share of the Net Plan Consideration on the Effective Date (or as soon thereafter as is practicable), at the option of each Class 4 Creditor, either (i) in Cash, or
(ii) shares of Reorganized MPC Common Stock, having a value equal to such Class 4 Creditor's PRO RATA share of the Net Plan Consideration. Each Class 4 Creditor will be required to elect to receive its distribution in the form of either Cash or Reorganized MPC Common Stock by so indicating its choice on its Ballot. Subject to the Reserve provided in Section 6.04 herein, all distributions to Class 4 shall occur on the Effective Date (or as soon thereafter as is practicable). The number of shares of Reorganized MPC Common Stock to be distributed to Electing Class 4 Creditors will, subject to the $27 million subscription limitation, be calculated by determining the Cash distribution that would be attributable to the Electing Class 4 Creditors, then determining the applicable percentage of the Private Equity Issue that would be attributable to such distribution. In the event the applicable percentage of the Private Equity Issue to be distributed to the Electing Class 4 Creditors, when converted to dollars, exceeds $27 million, the Electing Class 4 Creditors will share such percentage PRO RATA, and such Electing Class 4 Creditors will receive the balance of their distribution in Cash. No interest will be paid on any Allowed Unsecured Claims. An Electing Class 4 Creditor will be deemed to have received its distribution as of the Effective Date.

         4.05 CLASS 5 - ALLOWED UNSECURED CONVENIENCE CLAIMS. Each Holder of an Allowed Unsecured Convenience Claim will be paid in Cash on the Effective Date, or as soon thereafter as practicable, the lesser of (i) the full amount of its Allowed Claim or (ii) $15,000. Each Holder of an Allowed Unsecured Claim in excess of $15,000 (a Class 4 Creditor) that elects to take $15,000 in full and final satisfaction of its Allowed Claim must so indicate its choice on its Ballot. No interest will be paid on Allowed Unsecured Convenience Claims.

         4.06 CLASS 6 - ALLOWED INTERESTS AND ALLOWED CLAIMS, IF ANY, RELATING THERETO. The MPC, MPA and MHI Common Stock shall be canceled, extinguished, and of no further force and effect as of the Effective Date (or as soon thereafter as is practicable). The Holders of Allowed Interests and Claims in Classes 6A and 6B will not receive any distribution on account of their Allowed Interests or Claims. If Classes 4 and 5 vote to accept the Plan, the Holders of Allowed Interests and Claims in Class 6C will receive

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                        18

4.386% of the shares of Reorganized MPC Common Stock which are issued on the Effective Date. The shares of Reorganized MPC Common Stock to be distributed to the Class 6C Interest Holders will only come from that portion of the Private Equity Issue which would otherwise be distributed to MPAC, and NOT from that portion of the Private Equity Issue to be distributed to any Electing Class 4 Creditor. If Classes 4 and/or 5 vote to reject the Plan, the Holders of Allowed Interests and Claims in Class 6C will not receive any distribution.

         4.07 CONTROVERSY CONCERNING IMPAIRMENT. In the event of a controversy as to whether any Creditor or Holder of an Interest or Class of Creditors or Class of Holders of Interests is impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

                                    ARTICLE 5

                       ACCEPTANCE OR REJECTION OF THE PLAN

         5.01 IMPAIRED CLASSES ENTITLED TO VOTE. Classes 4, 5 and 6 are impaired under the Plan. Holders of Claims in Classes 4 and 5 and Interests and Claims in Class 6C shall be entitled to vote to accept or reject the Plan. Holders of Interests and Claims in Classes 6A and B are deemed to have rejected the Plan pursuant to Section 1129(g) of the Bankruptcy Code. Therefore, the votes of Holders of Interests and Claims in Classes 6A and B are not being solicited.

         5.02 ACCEPTANCE BY AN IMPAIRED CLASS OF CLAIMS OR INTERESTS. A Class of Creditors shall have accepted the Plan if Creditors holding at least two-thirds in the aggregate dollar amount and more than one-half in number of the Allowed Claims in such Class actually voting on the Plan vote to accept the Plan. A Class of Interests will have accepted the Plan if Holders of Allowed Interests that hold at least two-thirds in amount of the Allowed Interests in such Class actually voting on the Plan vote to accept the Plan.

         5.03 PRESUMED ACCEPTANCE OF PLAN BY UNIMPAIRED CLASSES. Classes 1, 2 and 3 are unimpaired under the Plan. Such Classes, therefore, are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code and shall not have a right to vote on the Plan.

                                    ARTICLE 6

          MEANS FOR IMPLEMENTATION OF AND DISTRIBUTIONS UNDER THE PLAN

         6.01 CONSUMMATION OF THE ACQUISITION AGREEMENT. On the Effective Date, the transactions contemplated by the Acquisition Agreement will close and the following will occur as more specifically set forth in the Acquisition Agreement:

                  (a) On or before the Effective Date, MPAC will have been organized having the minimum capitalization required by Texas law, and its membership interests will be owned by El Paso Energy Corporation or its designee.

                  (b) All MPC Common Stock will be canceled without any further action by the stockholders or directors of MPC.

                  (c) MPC, MPA and MHI will merge, with MPC as the survivor, to become Reorganized MPC.

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                        19

                  (d) Subject to the Reserve, 100 % of the shares of Reorganized MPC Common Stock will be issued under the Private Equity Issue to MPAC, the Electing Class 4 Creditors, if any, and the Class 6C Interest Holders in accordance with the percentages attributable to them without any further action by the stockholders or directors of MPC.

                  (e) MPAC and Wayland shall enter into the Shareholder
                  Agreement.

                  (f) Reorganized MPC will enter into the Credit Facility.

                  (g) Subject to the Reserve provisions set forth in Section
                  6.04 herein, the Plan Consideration will be distributed to Creditors and Interest Holders in accordance with the terms of the Plan and the Bankruptcy Code.

         6.02 SUBSTANTIAL CONSUMMATION. The Plan will be substantially consummated and Closing of the transactions contemplated by the Acquisition Agreement will occur on the Effective Date.

         6.03 DISTRIBUTION PROCEDURES. Subject to the Reserve provisions set forth in Section 6.04 herein or as otherwise provided in the Plan, all distributions on account of any Allowed Claim or Interest shall be made in accordance with the terms of the Plan on the later of (i) the Effective Date or as soon thereafter as practicable or (ii) within thirty (30) days of the date on which such Claim or Interest is Allowed. Distributions required to be made on a particular date shall be deemed to have been made on such date if actually made on such date or as soon thereafter as practicable. No payments or other distributions of property shall be made on account of any Claim or Interest or portion thereof unless and until such Claim or Interest or portion thereof is Allowed.

         6.04 RESERVE. On the Effective Date, Reorganized MPC will reserve sufficient Cash (or in the case of Electing Class 4 Creditors, Reorganized MPC Common Stock) from the Plan Consideration to be distributed to Holders of Disputed Claims of whatever category, Rejection Claims that are Unliquidated Claims as of the Effective Date, unpaid Administrative Claims and any other Claims that cannot, for any reason, be paid on the Effective Date. The Cash portion of the Reserve established on the Effective Date will be at least $4 million. Any and all Cash or Reorganized MPC Common Stock reserved hereunder which is not distributed on the Effective Date shall be distributed to the Class 4 Creditors as soon as reasonably practicable after (i) all Claims for which a reserve is established under this Section 6.04 have been Allowed and paid, and (ii) Reorganized MPC has made a final determination of the Working Capital Amount (which determination will be made no later than ninety (90) days after the Effective Date); provided, however, that such a subsequent distribution of Cash to holders of Class 4 Claims shall occur no sooner than sixty (60) days following the Effective Date; and further provided that any Reorganized MPC Common Stock that is reserved for a Disputed Claim which is not Allowed will be purchased by MPAC and/or issued to Wayland on account of Wayland's Allowed Claim.

         6.05 CASH DISTRIBUTIONS. All Cash distributions made pursuant to the Plan shall be made by the Reorganized MPC from the Plan Consideration, except that payment to Class 4 Creditors who are Senior Note Holders may be made to the Senior Notes Trustee. Any such payments may be made either by check or wire transfer, at the option of the payor.

         6.06 MPAC EXPENSE REIMBURSEMENT. On the Effective Date, MPAC will be reimbursed any remaining amounts owed MPAC pursuant to and in accordance with the Bid Protections Order.

         6.07 REGISTRATION EXEMPTION FOR REORGANIZED MPC COMMON STOCK. The Confirmation Order shall provide that any distribution of Reorganized MPC Common Stock to MPAC, the Electing Class 4

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                        20

Creditors and the Class 6C Interest Holders pursuant to the Plan and the Articles of Incorporation shall be exempt from any and all federal, state and local laws requiring the registration of such securities pursuant to Section 1145(a)(1) of the Bankruptcy Code. Such exemption is based on the fact that Reorganized MPC is a successor to the Debtors whose common stock will be issued to certain holders of Claims against the Debtors in exchange for such Claims.

         6.08 CHARTER, BY-LAWS AND OTHER CORPORATE DOCUMENTS. The Articles of Incorporation of Reorganized MPC shall read substantially as set forth in the summary attached hereto as EXHIBIT 6, and will include provisions providing that the issuance of nonvoting equity securities is prohibited and for the appropriate distribution of voting power and board of directors representation among classes of securities, to the extent applicable.

         6.09 CORPORATE ACTION. Upon entry of the Confirmation Order, the following shall be authorized and approved in all respects: (a) the merger of the Debtors in accordance with the Articles of Merger attached hereto as
EXHIBIT 5 and incorporated herein for all purposes; (b) the filing by Reorganized MPC of Articles of Incorporation and (c) the issuance of Reorganized MPC Common Stock to MPAC, the Electing Class 4 Creditors and the Class 6C Interest Holders pursuant to the Private Equity Issue. On the Effective Date, or as soon thereafter as is practicable, Reorganized MPC shall file with the Secretary of State of the State of Texas, in accordance with applicable state law, the Articles of Incorporation, which shall conform to the provisions of the Plan and prohibit the issuance of non-voting equity securities. On the Effective Date, the Debtors shall be authorized and directed to take all necessary and appropriate actions to effectuate the transactions contemplated by the Plan and the Disclosure Statement.

         6.10 REMOVAL OF OFFICERS AND DIRECTORS. On the Effective Date, the officers and boards of directors of the Debtors shall be deemed removed from office pursuant to the Confirmation Order, and Reorganized MPC shall, on the Effective Date, install new officers and directors as more specifically described in the Disclosure Statement. The post-Effective Date operation of Reorganized MPC in accordance with the provisions of the Plan shall become the general responsibility of Reorganized MPC.















DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                        21

         6.11     SURRENDER AND CANCELLATION OF SECURITIES.

                  (a) SURRENDER AND CANCELLATION OF SENIOR NOTES. The Senior Notes shall be canceled and extinguished on the Effective Date (or as soon thereafter as is practicable). As a condition to receiving the Net Plan Consideration distributable under the Plan, the Holders of Senior Notes shall surrender their Senior Notes to the Senior Notes Trustee. Any Holder of a Senior Note whose instrument has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such instrument, deliver to the Senior Notes Trustee or its agent: (i) evidence satisfactory to the Senior Notes Trustee or its agent of the loss, theft, mutilation or destruction of such instrument, and (ii) such security or indemnity that may be reasonably required by the Senior Notes Trustee or its agent to hold the Senior Notes Trustee and its agent harmless with respect to any such representation of such Holder. Upon compliance with the preceding sentence, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such instrument. Any Holder of Senior Notes which has not surrendered or been deemed to have surrendered its Senior Notes within six (6) months after the Effective Date shall have its Claim as a Holder of Senior Notes disallowed, shall receive no distribution on account of its Claim as a Holder of Senior Notes, and shall be forever barred from asserting any Claim on account of its Senior Notes. As of the Effective Date, all Senior Notes shall represent only the right to participate in the distributions provided in the Plan on account of such Senior Notes. The distribution allocable to any Holder of Senior Notes which has not surrendered its Senior Notes within six (6) months after the Effective Date shall be treated as an Unclaimed Distribution under Section 6.12(b) herein.

                  (b) DISTRIBUTIONS TO HOLDERS OF SENIOR NOTES. The Senior Notes Trustee shall make the Plan Cash distribution to the Holders of the Senior Notes as of the Record Date-Distributions PRO RATA. The election of the Holders of Senior Notes pursuant to the Ballot as of the Record Date-Balloting will bind such Holders as of the Record Date-Distribution.

                  (c) SURVIVAL OF CERTAIN TERMS OF THE SENIOR NOTES INDENTURE. The fees and expenses of the Indenture Trustee shall be paid as an Administrative Expense upon application to the Court in accordance with Section 2.01 and 2.02 of the Plan.

         6.12     UNCLAIMED DISTRIBUTIONS TO CREDITORS.

                  (a) NON-NEGOTIATED CHECKS AND OTHER CONSIDERATION. If the Holder of an Allowed Claim fails to present for payment a check issued to such Holder pursuant to the Plan within ninety
                  (90) days of the date such check was issued, or if any distributions are returned to the Debtors or the Senior Notes Trustee due to an incorrect or incomplete address for which neither the Debtors nor the Senior Notes Trustee have received, or after good faith efforts can locate, a correct address within ninety (90) days, then the amount of Cash or other property attributable to such check or distribution shall be deemed to be Unclaimed Distributions in respect of such Holder's Class of Claims and the payee of such check or distribution shall be deemed to have no further Claim in respect of such check or distribution, and shall not be entitled to participate in any further distributions under the Plan. Ten (10) days prior to the expiration of the ninety (90) day period, the Reorganized MPC will file with the Court a Notice of Unclaimed Distributions listing all Holders of Unclaimed Distributions.

                  (b) DISTRIBUTION OF UNCLAIMED DISTRIBUTIONS. All Unclaimed Distributions shall be distributed in accordance with the terms of this Plan PRO RATA to the Holders Class 4 Claims.

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                        22

         6.13 ROUNDING. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent, with one-half cent being rounded up to the nearest whole cent. To the extent Cash remains undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash shall be treated as Unclaimed Distributions under Section 6.12.

         6.14 DE MINIMUS DISTRIBUTIONS. Reorganized MPC shall have no obligation to make any distribution under $10.00.

         6.15 TREATMENT OF DISPUTED CLAIMS. Disputed Claims shall be treated as follows under the Plan:

                  (a) OBJECTIONS TO CLAIMS. Except as otherwise provided by the Bankruptcy Court or in the Plan, all objections to Claims shall be filed and served on the Holders of such Claims on or before the later of (i) sixty (60) days after the Confirmation Date; (ii) sixty (60) days after a particular Proof of Claim is filed, except that such Claim shall not be deemed an Allowed Claim until after the sixty (60) day period lapses; and (iii) such additional date as the Bankruptcy Court may fix upon application of the Debtors; provided, however, that no party in interest shall be required to file an objection to any Claim listed in the Schedules as disputed, contingent, unliquidated, or undetermined and for which no Proof of Claim was filed, which Claim shall be barred and disallowed in its entirety. After the Effective Date, the Committee, on behalf of Reorganized MPC, shall have the sole right to object to or seek the estimation of any Claims.

                  (b) NO DISTRIBUTIONS PENDING ALLOWANCE. Notwithstanding any other provision of the Plan to the contrary, no distribution shall be made to the Holder of a Disputed Claim or the Holder of a Claim who is the subject of a proceeding against it by the Debtors, unless and until such Disputed Claim becomes an Allowed Claim or such proceeding is resolved.

                  (c) DISTRIBUTIONS AFTER ALLOWANCE. Once a Disputed Claim becomes an Allowed Claim, distribution on account of such Claim shall be made in accordance with the provisions of the Plan governing the Class of Claims to which the respective Claim belongs.

         6.16 ESTIMATION OF CLAIMS. At any time prior to the Effective Date, the Debtors or the Committee may seek the estimation of a Disputed Claim in accordance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules for the purpose of determining the Reserve under Section
6.04 herein.

         6.17 NO MULTIPLE SATISFACTIONS. An Entity that holds a Claim against more than one Debtor that arises from the same right to payment or equitable remedy that gives rise to a right to payment, such as a Holder of a Claim for a loan given to one Debtor, which loan is guaranteed by another Debtor, shall only receive a distribution as if the Entity was the Holder of a Claim against one Debtor. Such distribution shall be deemed to be in full satisfaction of the Entity's Claims against all Debtors.

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                        23

                                    ARTICLE 7

                              CONDITIONS PRECEDENT

         7.01 CONDITIONS PRECEDENT TO CONFIRMATION DATE. The occurrence of the Confirmation Date of the Plan is subject to satisfaction or waiver of each of the following conditions:

                  (a) MPAC shall have been organized under Texas law with not less than the minimum amount of capital required by applicable law and its membership interests shall be owned by El Paso Energy Corporation or its designee and/or certain investors.

                  (b) El Paso Energy Corporation and any other investors, as applicable, shall have executed and delivered to the Debtors written commitments for the total amount of the Private Equity Issue, subject to the election rights of the Electing Class 4 Creditors and the distribution allocated to the Class 6C Interest Holders.

                  (c) Management of Reorganized MPC shall be acceptable to MPAC and all employment/severance agreements shall have been negotiated in form acceptable to MPAC.

                  (d) The New Lenders shall have provided a written commitment letter for the Credit Facility, and the initial borrowing base thereunder shall have been determined so as to provide borrowing base availability of at least $55 million.

         7.02 CONDITIONS TO EFFECTIVE DATE. The occurrence of each the following events shall be a separate condition to the Effective Date of the Plan:

                  (a) The Confirmation Order shall have been signed by the Court and duly entered on the docket for the Case by the clerk of the Court in form and substance acceptable to the Debtors, the Committee and MPAC and, unless otherwise agreed to in writing by MPAC, shall include, among other things, findings of fact and/or conclusions of law that:

                           (1) approve the terms of the Acquisition Agreement and all other agreements contemplated by the Acquisition Agreement, including the Articles of Merger of MPC, MPA and MHI;

                           (2) approve the issuance of the Reorganized MPC Common Stock to MPAC, and/or the owners of MPAC or its designee, the Electing Class 4 Creditors and the Class 6C Interest Holders free and clear of all liens, claims, interests, rights of others and encumbrances of every kind;

                           (3) provide that MPAC, and/or the owners of MPAC, the Electing Class 4 Creditors and the Class 6C Interest Holders are "good faith purchasers" of the Reorganized MPC Common Stock;

                           (4) provide that MPAC has acted in good faith with respect to the Acquisition Agreement pursuant to Section 363(m) of the Bankruptcy Code;

                           (5) enjoin and restrain all Creditors and Interest Holders of the Debtors from asserting any lien, Claim, interest or Encumbrance (other than any lien,
                                    Claim, interest or Encumbrance that cannot be removed under the

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                        24

                                    Bankruptcy Code) that any of them has or had against any of the Assets of the Debtors;

                           (6) reserve the jurisdiction of the Bankruptcy Court to implement and enforce the Plan and the Acquisition Agreement, as well as Reorganized MPC's peaceful use and enjoyment of the Assets of the Debtors after the Effective Date, free and clear of all liens, Claims and Encumbrances to the fullest extent permitted under the Bankruptcy Code;

                           (7) terminate the automatic stay under Section 362 of the Bankruptcy Code to the extent necessary to permit Reorganized MPC and its shareholders to enforce the terms of the Plan and the Acquisition Agreement;

                           (8) release MPAC, Reorganized MPC and their post-closing affiliates, representatives, employees and agents from any claims related to or arising in the Case through the Effective Date other than claims arising under the Plan and the Acquisition Agreement;

                           (9) provide, pursuant to Section 1125(e) of the Bankruptcy Code, that Persons who have solicited acceptances or rejections of the Plan have acted in good faith and in compliance with the provisions of the Bankruptcy Code, and are not liable on account of such solicitation or participation for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan; and

                           (10)     provide the injunction necessary to
                                    effectuate the releases set out in Section
                                    11.04, herein.

                  (b) The Confirmation Order, in form and substance satisfactory to MPAC, shall either have become a Non-Appealable Order or such condition shall have been waived by the Debtors and MPAC.

                  (c) The Acquisition Agreement shall not have been terminated and there shall be no fact, event, condition or circumstance that will impede or prevent the Closing and effectiveness of the Acquisition Agreement on the Effective Date.

                  (d) MPAC shall have completed due diligence, including a detailed analysis of engineering and the assets, liabilities and cash flow of MPC.

                  (e) MPAC shall have approved any contingent employment/ severance, stock grant and/or option agreements for all employees.

                  (f) Reorganized MPC will have positive working capital of at least $3.515 million on the Effective Date and all Claims against the Debtors will be discharged in exchange for the Plan Consideration.

                  (g) There shall be no material title defects, environmental or legal liabilities upon completion of a qualified third party environmental report and title and legal due diligence.

                  (h) The Closing shall occur on or before July 31, 2000.

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                        25

                  (i) All other requirements of applicable laws shall have been satisfied.

         7.03 WAIVER OF CONDITIONS. The Debtors, and as applicable, the Committee, with the consent of MPAC, shall have the right to waive any of the foregoing conditions to the Confirmation Date or Effective Date. Without limiting the foregoing, the Effective Date may occur notwithstanding the pendency of an appeal of the Confirmation Order or any order related thereto so long as there is no stay in effect. The Effective Date may occur before the expiration of time to take an appeal or to seek reconsideration of the Confirmation Order without the giving of any notice to any objecting party. In the event of any such appeal, the Debtors may seek the dismissal of such appeal as moot following the Effective Date of the Plan.

                                    ARTICLE 8

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         8.01 ASSUMPTION OR REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED
LEASES.

                  (a) EXECUTORY CONTRACTS. Subject to Section 8.01(d), all executory contracts that exist between the Debtors and any Entity which have not been assumed or rejected prior to the Effective Date shall be deemed rejected as of the Effective Date, except for any executory contract that has been expressly assumed pursuant to this Plan or an order of the Bankruptcy Court entered at or prior to the Effective Date, or which is subject to a pending application to assume or extend time to assume or reject. Nothing contained herein shall constitute a waiver of any claim, right, or cause of action that the Debtors may hold against any party to any executory contract with the Debtors, including the insurer under any policy of insurance. A list of Executory Contracts to be assumed pursuant the Plan, together with proposed cure amounts, if any, is attached hereto as EXHIBIT 3, or will be included in the Plan Supplement. The employment contracts of Mr. Farmar, Mr. Hart and Mr. Holditch will be rejected on the Effective Date. Mr. Hart and Mr. Holditch will continue in the employment of the Reorganized MPC and will waive their Rejection Claims. Mr. Farmar will waive his Rejection Claim in consideration of his Class 6C distribution.

                  (b) OPTIONS. Any options, warrants, or other equity interests representing the right to acquire MPC Common Stock, MPA Common Stock, or MHI Common Stock shall be canceled as of the Effective Date. All Claims arising under such warrants or options shall be classified in Class 6.

                  (c) UNEXPIRED LEASES. All unexpired leases that exist between the Debtors and any Entity that have not been assumed or rejected prior to the Effective Date shall be deemed rejected as of the Effective Date, except for any unexpired lease that has been expressly assumed by the Debtors and, if necessary, assigned to the Reorganized MPC pursuant to this Plan or assumed by the Debtors and, if necessary, assigned to the Reorganized MPC pursuant to an order of the Bankruptcy Court entered at or prior to the Effective Date, or which is subject to a pending application to assume or extend time to assume or reject. Nothing contained herein shall constitute a waiver of any claim, right, or cause of action that the Debtors may hold against any lessor or lessee. A list of Leases to be assumed pursuant the Plan, together with proposed cure amounts, if any, is attached hereto as EXHIBIT 4, or will be included in the Plan Supplement.

                  (d) APPROVAL OF ASSUMPTION OR REJECTION OF LEASES AND CONTRACTS. Entry of the Confirmation Order shall constitute the approval, pursuant to Section 365(a) of the Bankruptcy Code, of the assumption or rejection of the executory contracts and unexpired leases to be assumed or rejected pursuant to the Plan, and the assignment of any such assumed executory contracts or unexpired

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                        26
                  leases to the Reorganized MPC. Notice of the hearing on Confirmation of this Plan shall constitute notice to any nondebtor party to an executory contract or unexpired lease, which is to be assumed and assigned or rejected under this Plan, of the Debtors' intent to assume and assign or reject such contract or lease.

                  (e) BAR DATE FOR FILING PROOFS OF CLAIM RELATING TO EXECUTORY CONTRACTS AND UNEXPIRED LEASES REJECTED PURSUANT TO THE PLAN. Any and all Proofs of Claim arising out of the rejection of an executory contract or unexpired lease pursuant to this Article 8 must be filed within thirty (30) days after the Effective Date. Any Holder of a Claim arising out of the rejection of an executory contract or unexpired lease who fails to file a Proof of Claim within such time shall be forever barred, estopped, and enjoined from asserting such Claim against the Debtors or their Estates. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as General Unsecured Claims (Class 5) under the Plan. Nothing contained herein shall extend the time for filing a Proof of Claim for rejection of any contract or lease rejected prior to the Confirmation Date.

                                    ARTICLE 9

                        EFFECTS OF PLAN UPON CONFIRMATION

         9.01 REVESTING OF ASSETS. Except as otherwise set forth herein, subject to the provisions of and for the purposes of distributions in accordance with the Plan, all property of the Estates, including all Causes of Action, shall revest in Reorganized MPC on the Confirmation Date. Such revested property shall be free and clear of all Encumbrances, except as otherwise provided in the Plan. The Committee, on behalf of Reorganized MPC shall be authorized to prosecute any Avoiding Powers Causes of Action after Confirmation, and is appointed for such purposes in accordance with Section 1123(b)(3)(B) of the Bankruptcy Code. Any recoveries hereunder will be added to the Net Plan Consideration.

         9.02 DISCHARGE AND INJUNCTION. Pursuant to Section 1141 of the Bankruptcy Code, all Claims against or Interests in the Debtors will be discharged and deemed satisfied upon entry of the Confirmation Order. As of the Effective Date, all Entities that have held, currently hold, or may hold a Claim or other debt or liability against the Debtors affected by the Plan are enjoined from taking any actions to collect or recover in any manner on account of any such Claims, debts, or liabilities from any or all of the Assets, except as otherwise provided in the Plan.

         9.03 RETENTION OF JURISDICTION. The Bankruptcy Court shall retain and have jurisdiction over the Case for the following purposes:

                  (a) to adjudicate all controversies concerning the classification or allowance of any Claims or Interests, including but not limited to the adjudication of Adversary No. 00-3241;

                  (b) to liquidate, allow, or disallow any Claims which are disputed, contingent, or unliquidated;

                  (c) to determine any and all objections to the allowance of Claims or Interests, or counterclaims to any Claim;

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                        27

                  (d) to determine any and all applications for allowance of compensation and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or the Plan;

                  (e) to determine any applications pending on the Effective Date for the rejection or assumption of executory contracts or unexpired leases or for the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which any Debtor is a party or with respect to which it may be liable, and to hear and determine, and if need be to liquidate, any and all Claims arising therefrom;

                  (f) to adjudicate any actions brought by the Debtors or Reorganized MPC on any Causes of Action or Avoiding Powers Causes of Action, at any time prior to expiration of the relevant statute of limitations;

                  (g) to determine any and all applications, adversary proceedings, and contested or litigated matters that may be pending on the last date for objections to Claims;

                  (h) to consider any modifications of the Plan, remedy any ambiguity, defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order, to the extent authorized by the Bankruptcy Court;

                  (i) to determine all controversies, suits, and disputes that may arise in connection with the interpretation, enforcement, or consummation of the Plan or the Acquisition Agreement;

                  (j) to consider and act on the compromise and settlement of any Claim or cause of action by or against the Estate, including but not limited to determining all controversies, suits, and disputes that may arise in connection with the interpretation, enforcement, or consummation of such compromises and settlements previously approved by the Bankruptcy Court or that may be approved in the future;

                  (k) to issue orders in aid of execution of the Plan to the extent authorized by Section 1142 of the Bankruptcy Code; and

                  (l) to determine such other matters as may be set forth in the Confirmation Order or which may arise in connection with the Plan or the Confirmation Order.

         9.04 SUBORDINATION RIGHTS. The classification and treatment of all Claims and Interests under the Plan shall be in full settlement and satisfaction of any contractual, legal, and equitable subordination rights, whether arising under general principles of equitable subordination, Section 510(c) of the Bankruptcy Code, or otherwise, that a Holder of a Claim or Interest may have against other Claim or Interest Holders with respect to any distribution made pursuant to the Plan.

         9.05 EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS; TIMING. The Debtors are authorized to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. All transactions that are required to occur on the Effective Date under the terms of the Plan shall be deemed to have occurred simultaneously.

         9.06 RATIFICATION OF ACTIONS TAKEN. Entry of the Confirmation Order shall ratify all transactions effected by the Debtors from and including the filing of the Case through the Confirmation Date. After entry

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

of the Confirmation Order, all Creditors and Interest Holders shall be enjoined and restrained from commencing or continuing any action or proceeding arising out of or related to the consummation of the transactions contemplated by the Plan.

         9.07 MODIFICATION OF THE PLAN. The Debtors reserve the right, in accordance with the Bankruptcy Code, to amend or modify the Plan and related documents in any manner prior to the entry of the Confirmation Order. After entry of the Confirmation Order, the Debtors may, upon order of the Bankruptcy Court, amend or modify the Plan and related documents in accordance with, and to the extent permitted by, Section 1127 of the Bankruptcy Code, and remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. Every amendment or modification of the Plan shall supersede and render null and void all prior versions of the Plan.

                                   ARTICLE 10

                          MANAGEMENT AFTER CONFIRMATION

         10.01 NO CORPORATE ACTION REQUIRED. As of the Effective Date, the adoption, execution, delivery, and implementation of all Contracts, leases, documents, instruments, and other agreements related to or contemplated by the Plan, and the other matters provided for, under or in furtherance of the Plan involving action to be taken by or required of the Debtors shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without further order of the Bankruptcy Court or any requirement of further action by stockholders or directors of the Debtors. All documents or instruments which must be executed and delivered by the Debtors under this Plan shall be deemed appropriately executed if signed by either of the President, Chief Executive Officer, Executive Vice President or any Vice President, of the Debtors.

         10.02 POWERS AND DUTIES OF THE DEBTORS. From and after the Confirmation Date, Reorganized MPC shall have the powers and exercise the duties, as set forth in Section 1123(b)(3) of the Bankruptcy Code, to retain, enforce, settle, and prosecute all Causes of Action, except Avoiding Powers Causes of Action, as set forth in 9.01, herein, which will be prosecuted by the Committee.

                                   ARTICLE 11

                            MISCELLANEOUS PROVISIONS

         11.01 EXEMPTION FROM TRANSFER TAXES. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of securities or other property under the Plan; the creation, transfer, filing, or recording of any mortgage, deed of trust, financing statement, or other security interest; or the making, delivery, filing, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, shall not be subject to any stamp tax, real estate tax, conveyance, filing, or transfer fees, mortgage, recording, or other similar tax or other government assessment. All recording officers and other entities whose duties include recordation of documents lodged for recording shall record, file, and accept such documents delivered under the Plan without the imposition of any charge, fee, governmental assessment, or tax.

         11.02 EXCULPATION. Neither the Debtors, Reorganized MPC, the Committee, the Senior Notes Trustee, EnCap Energy Advisors, LLC nor El Paso Energy Corporation, nor any of their officers, directors, members, employees, advisors, consultants, attorneys, affiliates, or agents shall have or incur any liability to any Holder of a Claim or Interest for any act or omission in connection with, or arising out of, the Case, the proposed confirmation or consummation of the Plan, or the administration of the Case or Plan or the

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

property to be distributed under the Plan, except for willful misconduct or gross negligence, and in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         11.03 PERMANENT INJUNCTION. Except as otherwise set forth in the Plan, on and after the Effective Date all persons and entities that have held, hold or may hold (a) any Claim against or Interest in the Debtors shall be permanently enjoined from and against (i) commencing or continuing in any manner any suit, action, or other proceeding of any kind against Reorganized MPC, the Debtors or the Estates with respect to any such Claim or Interest;
(ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against Reorganized MPC, the Debtors or the Estate; (iii) creating, perfecting, or enforcing any Encumbrance against Reorganized MPC, the Debtors or the Estate or against any of their properties or interests in property with respect to such Claim or Interest; and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from Reorganized MPC, the Debtors, the Estate or against any property or interest in property of Reorganized MPC, the Debtors or the Estate with respect to any such Claim or Interest; and (b) any Claim, right, action, cause of action against, or Interest in Reorganized MPC, the Debtors or the Estates shall be permanently enjoined from and against commencing or continuing any suit, action, or proceeding against, asserting or attempting to recover any Claim against or Interest in, or otherwise affecting Reorganized MPC, the Debtors or the Estate with respect to any matter that is the subject of the Plan.

         11.04    RELEASES.

                  a. On the Effective Date, Reorganized MPC, on its own behalf and as the representative of the Debtors' Estates, in consideration of services rendered in the Case and other good and valuable consideration, will release unconditionally each of the Debtors' present and former officers and directors, and the entities that elected such directors to the extent they are or may be liable for the actions or inactions of such officers or directors, from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including, without limitation, those arising under the Bankruptcy Code), whether known or unknown, foreseen or unforeseen, existing or thereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place before, on or after the Petition Date up to the Effective Date, in any way relating to the Debtors (before, on or after the Petition Date), the Case, or the Plan; PROVIDED, HOWEVER, that the foregoing shall not apply to any action or omission that constitutes actual fraud or criminal behavior. Nothing herein shall be construed to be a release of any claims or causes of action owned by third parties.

                  b. On the Effective Date, Reorganized MPC, on its own behalf and as the representative of the Debtors' Estates, in consideration of services rendered in the Case and other good and valuable consideration, will release unconditionally the professional advisors who have performed services after the Petition Date on behalf of the Debtors, the Debtors' present and former officers and directors (collectively with the releases set out in Section 11.04(a), above, the "Releases"), from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including, without limitation, those arising under the Code), whether known or unknown, foreseen or unforeseen, existing or thereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place after the Petition Date up to the Effective Date, in any way relating to post-petition services performed relating to the Debtors (after the Petition
                  Date), the Case, or the Plan (collectively with the items set out in

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

                  Section 11.04(a), above, the "Released Matters"); PROVIDED, HOWEVER, that the foregoing shall not apply to any action or omission that constitutes actual fraud or criminal behavior. Nothing herein shall be construed to be a release of any claims or causes of action owned by third parties.

                  c. The Confirmation Order shall contain a permanent injunction to effectuate the releases granted in the Plan.

         11.05 REVOCATION OR WITHDRAWAL OF THE PLAN. The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Effective Date. If the Debtors revoke or withdraw the Plan, then the Plan shall be deemed null and void.

         11.06 BINDING EFFECT. The Plan shall be binding upon, and shall inure to the benefit of, the Debtors, the Holders of all Claims and Interests and their respective successors and assigns. Confirmation of the Plan binds each of the Holders of Claims and Interests to the terms and conditions of the Plan, whether or not such Creditor or Interest Holder has accepted the Plan.

         11.07 CONSTRUCTION. The rules of construction set forth in Section 102 of the Bankruptcy Code shall apply to construction of the Plan.

         11.08 TIME. In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein, the provisions of Bankruptcy Rule 9006 shall apply.

         11.09 HEADINGS. The headings used in the Plan are inserted for convenience only and neither constitute a portion of the Plan nor are intended in any manner to affect any interpretation of the provisions of the Plan.

         11.10 GOVERNING LAW. Except to the extent that the Bankruptcy Code or other federal law is applicable, the rights, duties and obligations of any Entity arising under the Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Texas, without regard to Texas choice-of-law-provisions.

         11.11 EXISTENCE OF COMMITTEE. The Committee shall continue in existence until the Effective Date, upon which the Committee shall disband, except to the extent necessary to participate in or prosecute any appeals, Claim objections, Avoidance Causes of Action and Professional fee applications.

         11.12 BENEFITS PROGRAMS. Any Entity with a Claim arising from termination of any program or plan maintained by the Debtors for the benefit of present or former employees and dated on or before the Petition Date that has not been previously terminated shall be treated as a Holder of an Unsecured Claim (Class 4) or the Holder of an Unsecured Convenience Claim (Class 5), as applicable or elected.

         11.13 RETIREE BENEFITS. Any Entity with a Claim arising from any obligations of the Debtors to any Entity for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund or program (through the purchase of insurance or otherwise)

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION                        31
maintained or established in whole or in part by the Debtors prior to the Petition Date, if any, shall be treated in the manner required by Section
1114 of the Bankruptcy Code.

         11.14 PAYMENT OF STATUTORY FEES. No later than the Effective Date, the Debtors shall have paid all fees due to the United States Trustee through the Effective Date. Such fees which accrue after the Effective Date and until the Case is closed shall be payable by the Reorganized MPC.

         11.15 CRAMDOWN. At the Confirmation Hearing, if necessary, the Debtors will seek Confirmation of this Plan notwithstanding the rejection of the Plan by any impaired Class of Creditors or Interest Holders.

         11.16 EXECUTION OF PLAN DOCUMENTS. Upon application by the Debtors or Committee, the Court may issue an order directing any necessary party to execute, deliver, or to join in the execution or delivery of an instrument or document, and to perform any act necessary for the consummation of this Plan.

         11.17 POST-CONFIRMATION FEES AND EXPENSES. Reorganized MPC shall be authorized to pay the fees and expenses of any Professional retained by the Debtors accruing after the Effective Date in accordance with the terms of engagement of such Professional, and without the need for a hearing or Bankruptcy Court order. Subject to the provisions of Section 2.02(b) herein, fees and expenses incurred in the preparation and prosecution of fee applications will be included in such fee applications and any fees and expenses not included therein but related thereto may be estimated at the hearing on such fee application.

         11.18 CLOSING OF CASE. Unless otherwise ordered by the Bankruptcy Court, the Case shall be deemed closed six months after the Effective Date. Closing of the Case shall not affect the pendency of any adversary proceeding or contested matter filed before the Case is closed. Closing of the Case shall terminate the Debtors' obligation to pay fees to the United States Trustee.

         11.19 G REORGANIZATION. All parties to the Plan contemplate that the merger of MPA and MHI with and into MPC will constitute a reorganization under Section 368(a)(1)(G) of the Internal Revenue Code of 1986, as amended. All parties to the Plan will take any reasonable steps necessary to qualify the merger as a G reorganization, and to avoid such actions that will disqualify the merger as a tax-free reorganization.

         RESPECTFULLY SUBMITTED THIS 12TH DAY OF JUNE, 2000.

                                            MICHAEL PETROLEUM ALPHA CORPORATION
                                            MICHAEL PETROLEUM CORPORATION
                                            MICHAEL HOLDINGS, INC.

                                      By:            /s/ Glenn D. Hart
                                          --------------------------------------
                                                     Glenn D. Hart
                                                     Chief Executive Officer









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